Exhibit 99.1

CORMEDIX INC. REPORTS fourth QUARTER and full year 2020 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – March 30, 2021 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the fourth quarter and full year ended December 31, 2020 and provided an update on recent business developments.

Recent Corporate Highlights:

●	CorMedix announced in early March 2021 that the US Food and Drug Administration (FDA) cannot approve the New Drug Application (NDA) for DefenCath in its present form. FDA noted concerns at the third-party manufacturing facility after a review of records requested by FDA and provided by the manufacturing facility, and has requested a manual extraction study to demonstrate that the labeled volume can be consistently withdrawn from vials.

●	CorMedix continues to work closely with our third-party manufacturing facility and is planning for a meeting with the FDA in mid-April to obtain agreement on the adequacy of our proposed plans for resolution of the deficiencies.

●	CorMedix transitioned to Nasdaq in early February 2021, which has become the primary trading platform for biopharmaceutical peers and other growth companies.

●	CorMedix has strengthened its balance sheet via equity financing activity over the past year and early 2021.

●	CorMedix has been approved by the New Jersey Economic Development Authority (NJEDA) to transfer substantially all of the $1.3 million of its available tax benefits to an unrelated, profitable New Jersey corporation pursuant to the New Jersey Technology Business Tax Certificate Transfer (NOL) program for State Fiscal Year 2020, for approximately $1.3 million in net proceeds. Closing is anticipated in 2Q of 2021.

Khoso Baluch, CorMedix CEO commented, “While we were disappointed that the DefenCath NDA was not approved at its PDUFA date, we remain confident in our efforts to bring DefenCath to hemodialysis patients as an important novel antimicrobial catheter lock solution to reduce catheter related blood stream infections in patients receiving hemodialysis via central venous catheters. We believe we have the right team and resources to accomplish this as we advance DefenCath closer to regulatory approval.”

4th Quarter 2020 Financial Highlights

For the fourth quarter of 2020, CorMedix recorded a net loss of $6.1 million, or $0.19 per share, compared with a net loss of $5.3 million, or $0.21 per share, in the fourth quarter of 2019, an increase in net loss of $0.8 million. The increase in net loss in the fourth quarter of 2020 compared with 2019 was primarily driven by increases in employee costs and market research costs. Operating expenses during the fourth quarter of 2020 were $6.1 million, compared with $5.4 million in the fourth quarter of 2019, an increase of approximately $0.7 million.

Full Year 2020 Financial Highlights

For the year ended December 31, 2020, CorMedix recorded a net loss of $22.0 million, or $0.77 per share, compared with a net loss during the year ended December 31, 2019 of $16.4 million before recognition of deemed dividends, or $0.68 per share, an increase in net loss of $5.6 million. The increase in net loss was driven primarily by increases in operating expenses.

Operating expenses during the year ended December 31, 2020 amounted to $27.3 million compared with $20.9 million during the comparable period in 2019, an increase of $6.4 million, or 30%, due to a 21% increase in R&D expense and 41% increase in SG&A expense.

Total cash on hand and short-term investments as of December 31, 2020 amounted to $46.3 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at year end plus the $41.5 million in net proceeds from ATM issuances since the beginning of 2021, it has sufficient resources to fund operations at least into the second half of 2022.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, March 30, 2021, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Tuesday, March 30th @ 4:30pm ET
Domestic: 877-423-9813
International: 201-689-8573
Conference ID: 13715664
Webcast: Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product, which provides an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also intends to develop DefenCath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

(Audited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenue:
Net sales	$55,713	$24,779	$239,231	$283,266
Cost of sales	(57,233)	(46,125)	(204,846)	(373,234)
Gross profit	(1,520)	(21,346)	34,385	(89,968)
Operating Expenses:
Research and development	(2,294,430)	(2,677,007)	(13,377,193)	(11,052,903)
Selling, general and administrative	(3,788,690)	(2,677,470)	(13,877,944)	(9,865,005)
Total Operating Expenses	(6,083,120)	(5,354,477)	(27,255,137)	(20,917,908)
Income (loss) From Operations	(6,084,640)	(5,375,823)	(27,220,752)	(21,007,876)
Other Income (Expense):
Interest income	2,940	75,788	116,065	322,668
Foreign exchange transaction loss	76	2,126	(59,165)	(21,156)
Change in fair value of derivative liability	-	-	-	-
Interest and amortization expense	(5,322)	(6,276)	(33,226)	(787,488)
Total Other Income (Expense)	(2,306)	71,638	23,674	(485,976)
Net Loss Before Income Taxes	(6,086,946)	(5,304,185)	(27,197,078)	(21,493,852)
Tax benefit	-	-	5,169,395	5,060,778
Net Loss	(6,086,946)	(5,304,185)	(22,027,683)	(16,433,074)
Other Comprehensive Income (Loss)	2,347	(4,745)	4,749	735
Comprehensive Income (Loss)	$(6,084,599)	$(5,308,930)	$(22,022,934)	$(16,432,339)
Net loss	(6,086,946)	(5,304,185)	(22,027,683)	(16,433,074)
Deemed dividend as a result of warrant modification	-	-	-	(369,500)
Deemed dividend as a result of exchange of convertible note and Series C-2, Series D and Series F preferred stock, related party	-	-	-	(26,733,098)
Net Loss Attributable to Common Shareholders	(6,086,946)	(5,304,185)	(22,027,683)	(43,535,672)
Net Income (Loss) Per Common Share – Basic and Diluted	$(0.19)	$(0.21)	$(0.77)	$(1.80)
Weighted Average Common Shares Outstanding – Basic and Diluted	32,402,336	25,665,619	28,561,963	24,152,088

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,	December 31,
	2020	2019
ASSETS
Cash, cash equivalents and restricted cash	$42,096,783	$16,525,187
Short-term investments	$4,444,072	$11,984,157
Total Assets	$49,308,303	$29,475,910

Total Liabilities	$5,085,291	$5,829,650
Accumulated deficit	$(217,448,855)	$(195,421,172)
Total Stockholders’ Equity	$44,223,012	$23,646,260

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	Years Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(22,027,683)	$(16,433,074)
Net cash used in operating activities	(21,967,638)	(15,052,024)
Cash Flows Used In Investing Activities:
Net cash used in (provided by) investing activities	7,426,176	(12,020,459)
Cash Flows From Financing Activities:
Net cash provided by financing activities	40,099,866	25,804,362
Foreign exchange effects on cash	13,192	(2,015)
Net Increase (Decrease) in Cash and Cash Equivalents	25,571,596	(1,270,136)
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	16,525,187	17,795,323
Cash -and Cash Equivalents and Restricted Cash - End of Period	$42,096,783	$16,525,187